Exhibit 99.1

Jerry Rubinstein

jhr@miaminc.com

310-916-7004

Board of Directors

Greenwood Hall Inc.

July 1, 2017

Dear directors

Please accept my resignation, effective as at June 30th, 2017 from the Board of Directors and any of its committees. My other obligations do not allow me to devote the amount of time required by this company. I wish the company all the best of luck in all its endeavors. It has been a pleasure meeting and serving with you.

Sincerely

Jerry Rubinstein